EXHIBIT 10.7
AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE
RETIREMENT AGREEMENT
          THIS AMENDED AND RESTATED AGREEMENT, made as of this         day of                     , 2008, provided, however, that all provisions applicable to compliance under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be effective as of January 1, 2005, by and between United Bank, a Virginia state bank, successor by merger to The Marathon Bank (the “Bank”), United Bankshares, Inc. (the “Company”) and                                          (the “Eligible Employee”). The Company, the Bank and the Eligible Employee shall be individually referred to as a “Party” and collectively referred to as the “Parties.”
WITNESSETH:
          WHEREAS, the Eligible Employee is currently a valued employee of the Company or Bank who is a member of a select group of management or a highly-compensated employee of the Company or Bank; and
          WHEREAS, the Bank and the Company wish to induce the Eligible Employee’s continued employment by supplementing the Eligible Employee’s retirement income; and
          WHEREAS, the Bank by its predecessor by merger, The Marathon Bank, has adopted and established, effective as of January 1, 2004, a non-qualified unfunded supplemental executive retirement agreement with the Eligible Employee with such agreement and certain other agreements with other employees of the Bank which together constituted The Marathon Bank, predecessor by merger to Bank, Executive Retirement Plan; and
          WHEREAS, by this Agreement, the Company, Bank and Eligible Employee desire to further amend and restate the supplemental executive retirement agreement, with certain agreed upon modifications and for the purpose of complying with the requirements of Section 409A of the Code and the Company, Bank and Eligible Employee intend this amendment to comply with Transition Relief promulgated by the Internal Revenue Service pursuant to Code Section 409A, and accordingly, notwithstanding any other provisions of this amended and restated Agreement, this amendment applies only to amounts that would not otherwise be payable in 2006, 2007 or 2008 and shall not cause (i) an amount to be paid in 2006 that would not otherwise be payable in such year, (ii) an amount to be paid in 2007 that would not otherwise be payable in such year, or (iii) an amount to be paid in 2008 that would not otherwise be payable in such year, and to the extent necessary to qualify under Transition Relief issued under said Code Section 409A, to not be treated as a change in the form and timing of a payment under section 409A(a)(4) or an acceleration of a payment under section 409A(a)(3), Eligible Employee, by executing this Agreement, shall be deemed to have elected the timing and distribution provisions of this Amended and Restated Agreement, and to have elected the form of distribution or distributions as set forth herein, all prior to December 31, 2008.
          NOW, THEREFORE, the Company, Bank and the Eligible Employee do hereby adopt and approve this Amended and Restated Agreement consisting of the terms and provisions set forth below:

          Section 1. Definitions. A number of terms are defined throughout this Agreement when the term is first used. In addition, unless the context clearly indicates otherwise, the following terms shall have the following meanings:
          (a) “Cause” means: (1) the repeated failure of Eligible Employee to perform the responsibilities and duties for which he has been employed; (2) the commission of an act by Eligible Employee constituting dishonesty or fraud against the Company or the Bank; (3) the conviction for or the entering of a guilty or no contest plea with respect to a felony; (4) habitual absenteeism, chronic alcoholism or any other form of substance abuse; or (5) the commission of an act by Eligible Employee involving gross negligence or moral turpitude that brings the Company or any of its affiliates into public disrepute or disgrace or causes material harm to the customer relations, operations or business prospects of the Company or any of its affiliates.
          (b) “Designated Beneficiary” means any person or persons (who may be designated contingently or successively) to whom payments are to be made under Section 2 and which are so designated by the Eligible Employee signing a form provided by the Company or Bank for such purpose. A beneficiary designation form will be effective only after the signed form is filed with the Company or Bank while the Eligible Employee is alive and such form will cancel all beneficiary designation forms signed and filed earlier with the Company or Bank. If the Eligible Employee fails to designate a beneficiary as provided herein, or if all the designated beneficiaries of the Eligible Employee die before the Eligible Employee or before complete payment of all amounts due hereunder, the Company or Bank shall pay the unpaid amount to the legal representative or representatives of the estate of the last to die of the Eligible Employee and the Designated Beneficiary (or beneficiaries).
          (c) “Disability” or “Disabled” means that Eligible Employee (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or has lasted or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of Company, Bank or an Affiliate. In addition, notwithstanding any of the foregoing, the terms “Disability” and “Disabled” shall be interpreted under this Plan in a manner consistent with the requirements of Code Section 409A.
          (d) “Final Compensation” means the Eligible Employee’s compensation fro the last complete calendar year of employment with the Bank. Compensation shall mean the sum of (i) the Eligible Employee’s base salary, before any adjustments for deferrals made to a section 401(k) or 125 plan by the Company, Bank or Eligible Employee on the Eligible Employee’s behalf, or deferrals made to any non-qualified deferred compensation plan, and (ii) any bonus paid with respect to such year.
          (e) “Company” means United Bankshares, Inc., or such successor corporation.
          (f) “Installment Payments” means all payments made under this Agreement to the Eligible Employee or to a Designated Beneficiary.
          (g) “Plan Year” means year ending, or partial year ending, December 31st.

          (h) “Year of Service” means a twelve-month period in which the Eligible Employee provides services to the Company or Bank, as the case may be, on a substantially full-time basis commencing on the Eligible Employee’s date of hire by the Bank or the Company or any of its affiliates and on each anniversary thereof.
          (i) “Separation from Service” means the severance of Eligible Employee’s employment with Company, Bank or an Affiliate for any reason. Eligible Employee separates from service with Company, Bank or an affiliate if he dies, retires, separates from service because of Eligible Employee’s Disability, or otherwise has a termination of employment with Company, Bank or an Affiliate. However, the employment relationship is treated as continuing intact while Eligible Employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as Eligible Employee’s right to reemployment with Company, Bank or an Affiliate is provided either by statute or by contract. If the period of leave exceeds six months and Eligible Employee’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such six-month period. In addition, notwithstanding any of the foregoing, the term “Separation from Service” shall be interpreted under this Agreement in a manner consistent with the requirements of Code Section 409A including, but not limited to (i) an examination of the relevant facts and circumstances, as set forth in Code Section 409A and the regulations and guidance thereunder, in the case of any performance of services or availability to perform services after a purported termination or Separation from Service, (ii) in any instance in which such Eligible Employee is participating or has at any time participated in any other plan which is, under the aggregation rules of Code Section 409A and the regulations and guidance issued thereunder, aggregated with this Agreement and with respect to which amounts deferred hereunder and under such other plan or plans are treated as deferred under a single plan, (hereinafter sometimes referred to as an “Aggregated Plan” or together as the “Aggregated Plans,”) then in such instance Eligible Employee shall only be considered to meet the requirements of a Separation from Service hereunder if such Eligible Employee meets (a) the requirements of a Separation from Service under all such Aggregated Plans and (b) the requirements of a Separation from Service under this Agreement which would otherwise apply (iii) in any instance in which Eligible Employee is an employee and an independent contractor of Company, Bank or any Affiliate or any combination thereof, the Eligible Employee must have a Separation from Service in all such capacities to meet the requirements of a Separation from Service hereunder, although, notwithstanding the foregoing, if an Eligible Employee provides services both as an employee and a member of the Board of Directors of the Company, Bank or any Affiliate or both or any combination thereof, the services provided as a director are not taken into account in determining whether the Eligible Employee has had a Separation from Service as an employee under this Agreement, provided that no plan in which such Eligible Employee participates or has participated in his capacity as a director is an Aggregated Plan and (iv) a determination of whether a Separation from Service has occurred shall be made in accordance with Treasury Regulations Section 1.409A-1(h)(4) or any similar or successor law, regulation of guidance of like import, in the event of an asset purchase transaction as described therein.

          (j) “Specified Employee” means, in the case of any Eligible Employee meeting the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12 month period ending on any Specified Employee Identification Date, which shall be December 31 of each calendar year, (or otherwise meeting the requirements applicable to qualification as a ‘Specified Employee’ under Code Section 409A and the regulations and guidance issued thereunder,) that such Eligible Employee shall, for purposes of this Agreement, thereafter be a Specified Employee under this Agreement for the period of time consisting of the entire 12-month period beginning on the Specified Employee Effective Date, and said Specified Employee Effective Date shall be the first day of the fourth month following the Specified Employee Identification Date.
          Section 2. Payment of Benefits. (a) Upon Retirement. Upon Eligible Employee’s Separation from Service, including but not limited to Separation from Service by death, on or after the attainment of age sixty-five (65), without Eligible Employee having become Disabled prior to age 65, but including Separation from Service after Disability if such Disability occurs on or after age 65, the Company shall pay the Eligible Employee (or the Eligible Employee’s Designated Beneficiary, if the Eligible Employee dies prior to receipt of all of the Installment Payments payable under this section) 180 monthly Installment Payments certain, equal to the quotient of (1) the product of (a) Eligible Employee’s Final Compensation, multiplied by (b) twenty-five percent (25%); (2) divided by 12. Installment Payments will commence not later than thirty days after (i) the Eligible Employee reaches age sixty-five (65) or (ii) his actual date of Separation from Service, whichever is later, provided, however that (1) the Eligible Employee is not permitted, directly or indirectly, to designate the taxable year of the payment and (2) provided, however that notwithstanding the foregoing, and notwithstanding any other provision of this Agreement, if such payments are to commence on or before the date which is six months after a Separation from Service of Eligible Employee, other than by death, and if on the date of such Separation from Service, Eligible Employee is a Specified Employee, then such first payment shall be made on the date which is six months after such Separation from Service of Eligible Employee other than by death and such Installments Payments shall be made in such installments thereafter.
          (b) In the Event of Disability Prior to Retirement. If the Eligible Employee becomes Disabled prior to Separation from Service and prior to reaching age sixty-five (65), the Company shall begin Installment Payments on the date of Disability. In accordance with Code Section 409A and to the extent permitted by regulations and guidance issued thereunder, a payment shall be treated as having been made on a date specified in this Section 2(b) if it is made on a later date within the Eligible Employee’s same taxable year as the designated date, or, if later, if made no later than the fifteenth day of the third month after such designated date, provided that, in any event, the Eligible Employee is not permitted, directly or indirectly, to designate the taxable year of any payment. The Company shall pay the Eligible Employee (or the Eligible Employee’s Designated Beneficiary, if the Eligible Employee dies prior to receipt of all of the Installment Payments payable under this section) 180 monthly Installment Payments equal to the quotient of (1) the product of (a) Eligible Employee’s Final Compensation, multiplied by (b) twenty-five percent (25%); (2) divided by 12.
          (c) After Termination of Employment. If the Eligible Employee has a Separation from Service for any reason, other than death, Disability or Cause, prior to the Eligible Employee’s attainment of age sixty-five (65), and prior to Disability of the Eligible Employee, the Company shall pay to the Eligible Employee (or the Eligible Employee’s Designated Beneficiary, if the Eligible

Employee dies prior to receipt of all of the Installment Payments payable under this section) 180 monthly Installment Payments equal to the product of (1) an Installment Payment as calculated in Section 2(a) above, multiplied by (2) the Vesting Factor. This monthly benefit will commence no later than thirty days after the Eligible Employee attains the age of sixty-five (65), provided, however that (1) the Eligible Employee is not permitted, directly or indirectly, to designate the taxable year of the payment and (2) notwithstanding any of the foregoing, and notwithstanding any other provision of this Agreement, if such payments are to commence on or before the date which is six months after a Separation from Service of Eligible Employee, other than by death, and if on the date of such Separation from Service, Eligible Employee is a Specified Employee, then such first payment shall be made on the date which is six months after such Separation from Service of Eligible Employee other than by death and such Installments Payments shall be made in such installments thereafter. The Vesting Factor will be determined as follows:

Years of Service	Vesting Factor
Up to one year of service	0%
From one to two years of service	50%
Two or more years of service	100%
For purposes of this Agreement, the Eligible Employee will earn one year of service for each complete Plan Year that occurs after the execution of this Agreement in which the Eligible Employee continues to provide services to the Company on a substantially full-time basis. Upon payment of the amounts described in this subsection, the Company shall have no further obligation under this Agreement.
          (d) In the Event of Death Prior to Entitlement to Installment Payments. If the Eligible Employee dies while employed by the Company or Bank, but prior to attaining age 65, becoming Disabled prior to age 65 or Separating from Service other than by death, neither the Company nor the Bank shall make any Installment Payments to the Eligible Employee, and the Company and the Bank shall have no further obligation under this Agreement.
          (e) In the Event of Death After the Entitlement to or Commencement of Installment Payments. If the Eligible Employee dies after Installment Payments have commenced, or Eligible Employee is entitled to benefits, as described in subsection 2(a), 2(b), or 2(c), (i) if Eligible Employee is entitled to benefits, as described in subsection 2(a), 2(b) or 2(c) but such Installment Payments have not yet commenced, the Company shall commence, on the date (or during the period of time, as the case may be, and in the event the payments were to commence during a period of time such as a period of, for example, thirty days, then provided that the Designated Beneficiary is not permitted, directly or indirectly, to designate the taxable year of the payment,) such Installment Payments would have commenced if the Eligible Employee had not died, payment of Installment Payments to the Eligible Employee’s Designated Beneficiary as set forth in subsection 2(a), 2(b) or 2(c) as the case may be, or (ii) if Installment Payments have commenced, the Company shall continue Installment Payments to the Eligible Employee’s Designated Beneficiary in either case for the difference between (1) 180 months minus (2) the number of Installment Payments previously paid to the Eligible Employee. Upon payment of the amounts described in this subsection, the Company and the Bank shall have no further obligation under this Agreement.

          (f) Six Month Delay for Payment Upon Separation from Service Other than By Death of Specified Employee. Notwithstanding any other provision of this Plan, no payment upon or based upon Separation from Service may be made under this Agreement before the date that is six months after the date of Separation from Service or, if earlier, the date of death, of Eligible Employee if Eligible Employee is a Specified Employee on Eligible Employee’s date of Separation from Service.
          Section 3. Forfeiture and Change in Control. (a) Forfeitures. The Eligible Employee’s benefits under this Agreement shall be forfeited upon the Eligible Employee’s entering into “competition” with the Company or Bank at any time after his employment is terminated for any reason, or for Cause. Notwithstanding the previous sentence, the provisions of this Section 3(a) shall not apply if the Eligible Employee is terminated after a Change In Control (as defined in Section 3(c)) for reasons other than Cause. For purposes of this section, “competition” shall mean the Eligible Employee’s engaging in any manner, directly or indirectly, individually, as a stockholder, partner, member, consultant, or agent of any company or other business organization or otherwise that engages in the development, marketing, selling or maintenance of any line of business that the Company or Bank actively conducts (the “Company Business”) in any county in which the Company, the Bank or an affiliated entity has an office or facility (the “Noncompete Area”).
          Notwithstanding the previous sentence, “competition” shall not include the Eligible Employee’s ownership of no more than 2% of the debt or equity securities of corporations listed on a registered securities exchange that directly or indirectly engage in the Company Business in the Noncompete Area.
          (b) Vesting and Establishment of a Grantor Trust upon a Change in Control. Notwithstanding the provisions of subsection 2(c), upon a Change in Control, the Vesting Factor (described in Section 2(c)) shall be 100%. In addition, upon a Change in Control, the Bank shall establish a grantor trust which shall be used exclusively for the funding of benefits under the Marathon Bank, predecessor by merger to Bank, Executive Retirement Plan and satisfying the claims of general creditors of the Bank in the event the Bank becomes insolvent.
          (c) Change in Control. For purposes of this Agreement, a “Change in Control” shall mean with respect to (i) the Company, Bank or an Affiliate for whom the Eligible Employee is performing services at the time of the Change in Control Event; (ii) the Company, Bank or any Affiliate that is liable for the payment to the Eligible Employee hereunder (or all corporations liable for the payment if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of service by the Eligible Employee for such corporation (or corporations) or there is a bona fide business purpose for such corporation or corporations to be liable for such payment and, in either case, no significant purpose of making such corporation or corporations liable for such payment is the avoidance of Federal Income tax; or (iii) a corporation that is a majority shareholder of a corporation identified in paragraph (i) or (ii) of this section, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in paragraph (i) or (ii) of this section, a Change in Ownership or Effective Control as defined in Section 409A of the Code, and the regulations or guidance issued by the Internal Revenue Service thereunder, meeting the requirements of such Change in Ownership of the corporation or Change in Effective Control of the corporation as a “Change in Control Event” thereunder.

          Section 4. Unfunded Arrangement. The Company’s obligation to make payments to any person under this Agreement is purely contractual. The Parties do not intend that the amounts payable hereunder be held by the Company in trust or as a segregated fund for the Eligible Employee, the Designated Beneficiary, or other person entitled to payments hereunder. The benefits provided under this Agreement shall be payable solely from the general assets of the Company, and neither the Eligible Employee nor any other person entitled to payments hereunder shall have any interest in any assets of the Company by virtue of this Agreement. The Company’s obligation under this Agreement shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future. To the extent that this Agreement should be deemed to be a “pension plan,” the Parties intend that it be unfunded for federal income tax purposes, as well as for Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
          Section 5. Administration. (a) Named Fiduciary and Administrator. The named fiduciary shall be the Company. The named fiduciary shall have the authority to control and manage the operation and administration of this Agreement. The administration of this Agreement shall be under the supervision of a Director, officer or employee of the Company (hereinafter referred to as the “Administrator”) designated by the Board of Directors of the Company (the “Board”). It shall be a principal duty of the Administrator to see that the Agreement is carried out, in accordance with the terms of the Agreement.
          (b) Power of the Board or Designee. The Board, and any persons designated to act for the Board shall have such powers as are necessary to discharge their duties, including but not limited to interpretation and construction of the Agreement, the determination of all questions of eligibility, benefits and all other related or incidental matters. The Board, and any persons designated to act for the Board shall decide all questions in accordance with the terms of the controlling legal documents and applicable law and their good faith decision will be binding on the Bank, the Eligible Employee, and all other interested parties, subject to review or correction only when the interpretation or determination is arbitrary, capricious, contrary to law, or not supported by substantial evidence.
          (c) Expenses of Board, or Designee. The reasonable expenses of the Board or the Board’s designee, if any, incurred by such persons in the performance of their duties under the Agreement, including, without limitation, reasonable counsel fees and expense of other agents, shall be paid by the Bank.
          Section 6. Claims for Benefits. (a) Any claim for specific benefits under this Agreement shall be made by the person claiming a benefit under this Agreement (the “claimant”) in writing to the Administrator and the Administrator shall respond in writing. If any claim for benefits under this Agreement is wholly or partially denied, and in the event a claim is granted, written notice of the decision granting or denying the claim, as the case may be, shall be furnished to the claimant within a reasonable period of time, not to exceed 90 days after receipt of the claim by the Administrator, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed the period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date on which the administrator expects to render a decision. Any claim not granted or denied within the period noted above shall be deemed to have been denied on the last day of the applicable period. In the case of a claim for benefits due to the

Eligible Employee’s Disability, the Administrator shall notify the claimant of the denial within a reasonable period of time, but not later than 45 days after receipt of the claim by the Administrator. This period may be extended for up to 30 days, provided that the Company and/or the Administrator both determines that such an extension is necessary due to matters beyond its control and notifies the claimant, prior to the expiration of the initial 45-day period, of the circumstances requiring the extension of time and the date by which the Company expects to render a decision. If, prior to the end of the first 30-day extension period, the Company determines that, due to matters beyond its control, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional 30 days, provided that the Administrator notifies the claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the Company expects to render a decision. In the case of any extension hereunder, the notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant shall be afforded at least 45 days within which to provide the specified information.
          (b) The Administrator shall provide every claimant who is denied a claim for benefits written notice setting forth, in a manner calculated to be understood by the claimant, the following: (1) specific reasons for the denial; (2) specific reference to pertinent Agreement provisions upon which the denial is based; (3) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; (4) an explanation of the Agreement’s claims review procedure as set forth below and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review and (5) in the case of denial of a claim hereunder based upon the Eligible Employee’s Disability, a copy of any internal rule, guideline, protocol or similar criteria relied upon or a statement that such was relied upon and will be provided free of charge upon claimant’s request.
          (c) The claimant (or such claimant’s authorized representative) may appeal the denial or deemed denial, in whole or in part, of his claim to the named fiduciary for a full and fair review. The claimant or his duly authorized representative may request a review upon written application to the Administrator, review pertinent documents, and submit issues and comments in writing. A claimant (or his duly authorized representative) shall request a review by filing a written application for review with the Board or its designee (the “Reviewer”) at any time within 60 days (or 180 days for a claim involving benefits based upon the Eligible Employee’s Disability) after receipt by the claimant of written notice of the denial of his claim or after the date of the deemed denial. Upon such a request for review, the claim shall be fully and fairly reviewed by the Reviewer which may, but shall not be required to, grant the claimant a hearing. In connection with the review, the claimant may have representation, may, upon request and free of charge, be provided reasonable access to and copies of pertinent documents, records, and information, and may submit documents, records, issues and comments in writing. For a claim involving an Eligible Employee’s Disability, the following rules shall apply: (i) the review will not give deference to the initial adverse benefit determination and will be conducted by the Reviewer, not including any individual who made the decision to deny benefits, nor the subordinate of such individual who made the decision to deny benefits, (ii) a health care professional with appropriate training and experience in the field of medicine involved and who is neither an individual who was consulted in connection with the denial nor the subordinate of such individual, will be consulted, and (iii) the denial will identify the medical or vocational experts whose advice was obtained in connection with the claim.
          (d) The decision on review shall be made by the Reviewer, who as stated above, may, in his discretion, hold a hearing on the denied or deemed denied claim; the Reviewer shall make his decision promptly, and not later than 60 days (45 days for a claim involving the Eligible Employee’s Disability) after the Administrator receives the request for review, unless special circumstances require extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review. If such an extension of time for review is required, written notice of the extension (including the special circumstances requiring the extension of time) shall be furnished to the claimant prior to the commencement of the extension. The written decision on review shall be given to the claimant within the 60 day (or, if applicable, the 120 day) time limit discussed above. In the event that the decision on review is not furnished within the time period set forth in this paragraph, the claim shall be deemed denied on review. All decisions on review shall be final and binding with respect to all concerned parties, subject to Section 8(d).
          The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent provisions in the relevant documents on which the decision is based.
          In the case of a denial involving a claim for benefits based upon the Eligible Employee’s Disability, the claimant will be provided a copy of any internal rule, guideline, protocol or similar criteria relied upon, or a statement that such was relied upon and will be provided, free of charge upon claimant’s request.
          All actions permitted in this Section 6 to be taken by the claimant may likewise be taken by a representative of the claimant duly authorized to act in such matters on the claimant’s behalf. The Company may require such evidence of the authority to act of any such representative as it may reasonably deem necessary or advisable.
          Section 7. Amendment and Termination. The Company reserves the right to amend, terminate or extend this Agreement at any time, all provided that (i) no such amendment shall be effective if it would, if effective, cause this Agreement to violate Code Section 409A and the regulations and guidance thereunder or cause any amount of compensation or payment hereunder to be subject to a penalty tax under Code Section 409A and the regulations and guidance issued thereunder, which amount of compensation or payment would not have been subject to a penalty tax under Code Section 409A and the regulations and guidance thereunder in the absence of such amendment and (ii) the provisions of this Section 7 respecting amendment of this Agreement are irrevocable. The Company and the Bank have established this Agreement with a bona fide intention and expectation that from year to year it will deem it advisable to continue it in effect. However, the Board of the Company, in its sole discretion, reserves the right to terminate this Agreement in its entirety at any time, provided that with respect to a termination, no acceleration of any benefit shall be permitted hereunder except where the acceleration of the benefit is made pursuant to a termination and liquidation in a manner that would not constitute an impermissible acceleration under Code Section 409A pursuant to Treas. Reg. 1.409A-3(j)(4)(ix) or any similar or successor law, regulation or guidance thereunder of like import. However, no such amendment or termination shall deprive the Eligible Employee of any benefit that has accrued hereunder prior to the date of such amendment or termination.

          Section 8. Miscellaneous. (a) Spendthrift Clause. To the extent permitted by law, no benefits payable under this Agreement shall be subject to the claim of any creditor of the Eligible Employee (or Designated Beneficiary, if applicable) or to any legal process by any creditor of any such person. The Eligible Employee or Designated Beneficiary, if applicable, shall have no right to alienate, anticipate, pledge or assign any benefits under the Agreement.
          (b) Successors in Interest. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform the Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place.
          (c) Rules of Construction. Section and subsection headings have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof. If any provision of this Agreement shall for any reason be invalid or unenforceable, the remaining provisions shall nevertheless be valid, enforceable and fully effective. The Agreement shall be construed, administered and governed in all respects under and by the law of the Commonwealth of Virginia to the extent applicable, and to the extent such laws are not applicable or superseded, by the law of the United States.
          (d) Arbitration. After exhausting the administrative procedures contained in Paragraph 6, any dispute or controversy arising under, or in connection with, the Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.
          (e) No Contract of Employment. This Agreement in no way constitutes a contract of employment between the Company, Bank and the Eligible Employee and continued employment of the Eligible Employee by the Company or Bank is not guaranteed.
          (f) No Amendment of Other Plans. Nothing in this Agreement shall operate or be construed in any way to modify, amend or affect the terms and provisions of any pension, profit sharing or other Eligible Employee benefit plan established by the Company or Bank. This Agreement shall not effect the rights the employee may have under any other employee benefit plan established by the Company or Bank.
          (g) Survivor Annuities and QDROs. Nothing contained in this Agreement is intended to give or shall give any spouse or former spouse of the Employee or any other person any right to benefits under this Agreement by virtue of sections 401(a)(11) and 417 of the Internal Revenue Code of 1986, as amended (the “Code”) (relating to qualified preretirement survivor annuities and qualified joint and survivor annuities) or Code sections 401(a)(13)(B) and 414(p) (relating to qualified domestic relations orders).
          (h) Early Benefit Payments. Notwithstanding any other provision to the contrary, if Eligible Employee is required to pay income taxes due upon this Agreement failing to meet the requirements of Code Section 409A and the regulations thereunder, a distribution in the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A and the regulations thereunder, to the extent not otherwise distributed to the Eligible

Employee, may be made to Eligible Employee, only to the extent permitted under Code Section 409A and the regulations thereunder.
          (i) Taxes. The Company and the Bank reserve the right to withhold all applicable federal, state and local taxes on any monies paid to the Eligible Employee under this Agreement.
          (j) Representations. This Agreement contains all representations, written or oral, made by the Company and the Bank to the Eligible Employee regarding the special retirement benefit.
          (k) Counterparts. This Agreement may be executed in one or more counterparts, which taken together shall constitute an original.

          The Company, Bank and the Eligible Employee, respectively, have caused these presents to be signed by themselves or their duly authorized officers as of the day and year first above written.

UNITED BANK

By:

Its

UNITED BANKSHARES, INC.

By:

Its

Eligible Employee:

By: